Exhibit 10.15

November 20, 2019

XXXXX

Dear Karen:

Congratulations on your offer to join our growing team! Catalent hires people with a passion to make a difference to the health of millions of people globally. Your expertise, coupled with Catalent’s advanced technologies and collaboration with thousands of innovative pharmaceutical, biotech and healthcare companies, will help bring life-enhancing products to life. We take great pride in hiring professionals like you, who have talent, drive, and commitment. We can’t wait to have you join us as we work to advance new medicines for the benefit of patients around the world. We’re confident that you will find your career with Catalent to be filled with opportunity, new challenges and meaningful work. Attached is important information about our organization and your individual position and benefits and rewards.

The major provisions of your offer are:

Position: Your position will be President, Biologics and Chief Commercial Officer based in our Somerset offices reporting directly to Alessandro Maselli, President & Chief Operating Officer.

Compensation: Your base bi-weekly rate of pay will be $20,769 (annualized to $540,000). Catalent employees are paid every other Friday, one week in arrears (one week behind the most current work week you’ve completed).

Performance: Performance and merit-based compensation is reviewed as part of an annual process which generally takes place during the first quarter of each fiscal year. Depending on your start date, your eligibility for a merit increase may be affected, and a determination of eligibility for a compensation adjustment as part of the annual process will be made at management’s discretion.

Sign-on Bonus: You are also being offered a one-time cash sign-on bonus of $200,000. The sign-on bonus is subject to a separate sign-on bonus agreement, which is included with this offer letter.

Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. Effective on your first day of employment, you will be eligible for our health, life, disability, and 401(k) retirement savings plans. You will receive more information on these benefits during your new hire orientation session.

•You are eligible to participate in Catalent’s Short-Term incentive plan, which we call the Management Incentive Plan (MIP). Your annual incentive target will be $400,000. If your start date is prior to April 1, 2020 you will be eligible for a MIP for fiscal year 2020 (July 1, 2019 – June 30, 2020). This amount will be prorated to reflect the number of days you were actively employed during the fiscal year. Annual bonus payments are determined based upon the achievement of specific company and personal objectives and is not guaranteed. In order to receive your MIP payment, you must be actively employed at the time of payout. Please refer to the MIP Summary document for further details.
•In recognition of your leadership position, you will be recommended to receive a Long-Term Incentive Plan (LTIP) Grant equal to $650,000. Since LTIP grants have equity components, your grant is subject to the approval of the Compensation and Leadership Committee of Catalent’s Board of Directors. Your actual first grant date will occur in July 2020 in accordance with Catalent’s standard equity grant cycle. The complete terms and conditions of the LTIP, including the equity components and related award agreements, which contain certain restrictive covenants, will be provided to you once the grant has been approved.
•We will also recommend that Catalent’s Compensation and Leadership Committee grant you an award of Restricted Stock Units (RSUs) valued at $2,000,000. The RSUs will vest 25% on the first anniversary, 25% on the second anniversary, and the remaining 50% on the third anniversary of the grant date. This grant will be effective as of your hire date.
•You will be eligible to participate in Catalent’s Deferred Compensation Program that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following your hire date.

Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).

•You will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated based on the number of months you are employed during your first calendar year. Future increases to PTO entitlement will be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick and personal days, all of which need to be used during the calendar year. Please note that Catalent Pharma Solutions does not allow the carryover of unused PTO unless required by state law.

Start Date: Your first day of employment will be in or around January 2020, subject to satisfactory completion of a background check and drug screening test.

Relocation: You are eligible to participate in Catalent’s relocation program, the specific terms of which will be provided to you under separate cover.

Severance: You will receive a separate severance letter agreement, which entitles you to a severance benefit equal to your annual base salary plus MIP target bonus, subject to the terms of the letter agreement.

Reimbursement of legal fees: Within 60 days of your hire date, Catalent will reimburse you for reasonable legal fees you may have incurred in conjunction with the acceptance of this offer.

Offer Requirements: Consistent with our policies for all Catalent personnel and the special considerations of our industry, this offer is contingent upon the satisfactory completion of a drug screen and background check, including reference checks.

•The company paid drug screen must be completed within 30 calendar days prior to your start date, with acceptable results. After acceptance of this offer, a chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen. The e-mail will also contain contact information for the nearest testing facility to your home address. Be sure to bring a printed copy of the e-mail along with a government issued photo ID to the facility in order to process your drug screen.
•A background check, including reference checks, must be complete prior to your start of employment, with satisfactory results. You will be receiving an e-mail from our vendor with information on how to complete the necessary documentation to initiate the required checks and to provide your authorization.
•On your first day of employment, you will receive and will be asked to sign the Catalent Pharma Solutions Confidentiality Agreement.
•The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. An electronic copy of the I-9 form including a list of accepted documentation of proof of work authorization will be sent to you after you pass all pre-hire contingencies.
•Catalent does not hire employees for the purpose of acquiring their former employers’ trade secrets, intellectual property, or other confidential or proprietary information. In that regard, Catalent expects you to honor your legal obligations to your former employer(s), and you are not permitted to utilize any confidential or proprietary information of your former employer(s) in order to conduct business on behalf of Catalent under any circumstances.
•Your signature accepting this offer of employment is also your confirmation that you are not a party to a non-competition or non-solicitation agreement that implicates your duties at Catalent. If you are a party to such an agreement, Catalent expects you to honor your legal obligations to your current (and/or former) employer. If you believe that you cannot perform effectively for Catalent under those restrictions, you must inform Catalent of that fact. Further, in the event any legal action is taken by your former employer as a result of your employment by Catalent, Catalent will not be responsible for your legal fees, representation, or damages associated with that legal action. Catalent will take whatever steps it deems appropriate under those circumstances.
Term: Employment with Catalent is not for any definite period of time and is terminable, with or without notice or reason, at the will of either you or the company. There shall be no contract of employment, express or implied.

Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and will be required to sign a letter of compliance.

Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.

If you have any questions, please feel free to call me at 848-702-3431.

Sincerely,

/s/ Ricardo Pravda

I accept the above offer of employment:

/s/ Karen Flynn     November 21, 2019